EXHIBIT 4.23

Deed of settlement and release and deed of indemnity (April 2004) –
Mr Richard E McKinnon

The deed of settlement and release and deed of indemnity (April 2004) of Mr Richard E McKinnon is incorporated by reference to National Australia Bank Limited’s Annual Report on Form 20-F for the fiscal year ended September 30, 2004 as filed with the Commission on January 20, 2005